SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 17, 2003

Date of Report (Date of Earliest Event Reported)

The Cronos Group

(Exact name of registrant as specified in its charter)

Luxembourg

(State or Other Jurisdiction of Incorporation)

0-24464	Not Applicable

(Commission File Number)	(IRS Employer Identification No.)

16, Allée Marconi, Boîte Postale 260, L-2120 Luxembourg

(Address of principal executive offices) (Zip Code)

011 (352) 453145

(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events.

SETTLEMENT OF CONTRIN LITIGATION

     The Registrant, The Cronos Group (Nasdaq NMS Symbol: CRNS) (referred to hereinafter as the “Company” or “Cronos”) manages containers for investment entities sponsored by or affiliated with Contrin Holding S.A., a Luxembourg holding company (collectively, “Contrin”). Approximately 1% (measured by TEUs) of the Company’s fleet of containers is owned by Contrin. Since August 2000, the Company has been in litigation with Contrin. On November 17, 2003, the Company and Contrin entered into a settlement agreement, resolving the litigation. The three actions brought against the Company by Contrin are briefly described below, followed by a summary of the settlement agreement. The three actions are more fully described in the prior quarterly and annual reports filed by the Company with the Commission, most recently in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (under “Legal Proceedings”).

     The Contrin Litigation. On August 8, 2000, Contrin, through its affiliate, Contrin Worldwide Container Leasing GmbH (“CWC”), filed an action in the Luxembourg District Court (the “Luxembourg Action”) against the Company, seeking recovery of $2.6 million, together with interest and costs. CWC asserted that in 1994 it transmitted $2.6 million to the Company for the purchase of containers. The Company did not receive these funds and believes that the funds were diverted to an account controlled by Stefan M. Palatin, a former chairman and chief executive officer of the Company. The Company contested CWC’s claims. At the time the Company and Contrin agreed to a settlement, no date had yet been set for a final hearing of CWC’s claims against the Company.

     In anticipation of the filing of CWC’s claims against the Company in Luxembourg, the Company, on June 1, 2000, filed a protective claim in the High Court of Justice, London, England, against Mr. Palatin and his wife. By this claim, the Company sought to establish that the Palatins were liable to the Company for any liability which the Company may have had to Contrin arising out of the claims brought by CWC in the Luxembourg Action. By its action against the Palatins, the Company alleges that a substantial portion of the $2.6 million transferred by Contrin for the purchase of containers was diverted by the Palatins to improve and furnish an estate in Amersham, England, in which they lived in 1994. The Amersham estate is owned of record by Klamath Enterprises, S. A., a Panamanian company (“Klamath”). The Company alleges that Mr. Palatin is the beneficial owner of Klamath and of the Amersham estate.

     On August 2, 2001, CWC filed a separate claim against Cronos Containers N.V. (“CNV”), a Netherlands Antilles subsidiary of the Company, in the High Court of Justice, London, England (the “$500,000 U.K. Action”). By its claim, CWC asserted that CNV, wrongfully and in violation of a container management agreement between CWC and CNV, failed to distribute to CWC $500,000 in distributions for the second through the fourth calendar quarters of 1996. CWC sought recovery of this sum, plus interest. The trial of this claim, scheduled for December 8, 2003, was postponed when the parties entered into intensive settlement discussions in October 2003.

     Concurrently with the filing of its defense to CWC’s claims, CNV filed a separate claim in the High Court of Justice against the Palatins and Klamath, seeking recovery of $500,000 from the Palatins that CNV alleged was misappropriated from CNV by Mr. Palatin. On May 2, 2003, CNV obtained a default judgment against the Palatins in the amount of $500,000, plus interest of $376,000. On July 8, 2003, CNV secured from the Court a charging order (i.e., a form of lien) in respect of the default judgment against Mr. Palatin’s interest in the Amersham estate.

     On September 18, 2002, three Austrian affiliates of Contrin filed a claim against CNV in the High Court of Justice, London, England (the “Disposals Action”). The claimants asserted that CNV breached container management agreements entered into in 1993 by selling containers without obtaining the consent of the claimants, in violation of the terms of the container management agreements. The claimants asserted that they were entitled to all sums received by CNV from the sale of containers wrongfully disposed of under the container management agreements or, alternatively, that CNV was liable for damages for wrongfully depriving the claimants of the use and possession of the containers sold. Trial of this claim was set for October 6, 2003. On October 3, 2003, the Company and the claimants in the Disposals Action settled the case. Without admitting liability to the claimants, CNV agreed to pay the claimants $300,000, and the Company and Contrin agreed to enter into intensive negotiations to settle the other two actions brought by Contrin against the Company and CNV – the Luxembourg Action and the $500,000 U.K. Action. The parties further agreed that any settlement of the other two actions would include, within its terms, settlement of the Disposals Action, in which event the separate settlement of the Disposals Action would be of no further force or effect.

     Collection of Palatin Notes. On May 8, 2001, the Massachusetts Superior Court entered its judgment against Mr. Palatin and Klamath, affirming the default judgment secured on February 8, 2000, in the New York State Supreme Court by a subsidiary of the Company, Cronos Equipment (Bermuda) Limited (“CEB”)

against Mr. Palatin in the amount of $6.6 million. The Court further ordered the Company’s transfer agent to cancel 1,793,798 outstanding common shares of the Company owned of record by Klamath (the “Klamath Shares”), beneficially owned by Mr. Palatin, in partial satisfaction of the New York State Supreme Court judgment, and to transfer the Klamath Shares on the books and records of the transfer agent to CEB. The Company’s transfer agent promptly cancelled the Klamath Shares and issued a new stock certificate for 1,793,798 common shares of the Company to CEB. (The Company subsequently retired and cancelled these shares.) As of May 8, 2001, the amount owed by Mr. Palatin to CEB under the New York judgment totaled $7.3 million, representing the amount of the judgment ($6.6 million) plus interest thereon at 9% per annum. The Company reduced the amount owed by Mr. Palatin to CEB under the judgment by $6 million as a result of the cancellation of the Klamath Shares, leaving a balance due under the judgment of $1.3 million as of May 8, 2001.

     On November 23, 2001, CEB filed its claim against Mr. Palatin in the High Court of Justice, London, England, for the purpose of collecting the remaining balance due to CEB under the New York judgment. On May 23, 2003, the Court entered summary judgment in CEB’s favor and against Mr. Palatin in the amount of $1,286,618, together with interest of $164,851. On July 29, 2003, CEB secured from the Court a charging order in support of the default judgment, in the amount of $1,451,469, charging Mr. Palatin’s interest in the Amersham estate.

     Foreclosure Action. On October 17, 2003, CEB and CNV instituted an action in the High Court of Justice, London, England, against Mr. Palatin, his wife, and Klamath, seeking enforcement of the charging order obtained by CEB, in the amount of $1,451,469, and enforcement of the charging order secured by CNV against the Palatins in the amount of U.S. $876,000, by a foreclosure and sale of the Amersham estate. These two charging orders, totalling $2,327,469, are referred to in the discussion below of the settlement with Contrin as the “Cronos Charging Orders.”

     Contrin Settlement. The Company and Contrin entered into a settlement agreement (the “Settlement Agreement”) on November 17, 2003. The parties to the Settlement Agreement are the Company, CNV, Karadas GmbH, an Austrian company and the manager of the Contrin claimants, CWC, the plaintiff in the Luxembourg and $500,000 U.K. Action, and the three claimants to the Disposals Action. A copy of the Settlement Agreement is filed as an exhibit to this report. The summary of the Settlement Agreement below is qualified by reference to the full text of the Settlement Agreement.

     The foundation of the settlement is the parties’ agreement to pursue the Amersham estate to satisfy, in whole or in part, the monetary terms of the settlement. By the terms of the Settlement Agreement, the Company agrees to pursue foreclosure of the Cronos Charging Orders against the Amersham estate. Contrin agrees, for its part, to file a civil action for recovery of $2.6 million, plus interest and costs, against Mr. Palatin in Austria. This civil action will follow Mr. Palatin’s criminal conviction in Austria, affirmed on appeal, for, among other things, defrauding Contrin of the $2.6 million diverted in 1994, and which is the subject of Contrin’s claims against the Company in the Luxembourg Action. Contrin agrees, if it secures a final judgment (the “Austrian Judgment”) against Mr. Palatin in Austria for recovery of the $2.6 million, plus interest and costs, to register the Austrian Judgment in the U.K., and to assign the Austrian Judgment to the Company for collection against the Amersham estate.

     If the Amersham estate is foreclosed upon in satisfaction of the Cronos Charging Orders and any Austrian Judgment secured by Contrin against Mr. Palatin, the parties agree that the first $4.85 million of net foreclosure proceeds from the sale of the Amersham estate will be allocated and paid to Contrin, with the balance of foreclosure proceeds allocated and paid to Cronos in satisfaction of the remaining unsatisfied amount, if any, of the Cronos Charging Orders.

     If the Company is unable to foreclose the Cronos Charging Orders against the Amersham estate by the third anniversary of the settlement (November 17, 2006), then the Company shall pay Contrin $3.5 million. In addition, should the net proceeds of foreclosure of the Amersham estate in satisfaction of the Cronos Charging Orders and any charging order obtained by the Company to enforce the Austrian Judgment total less than $3.5 million, then the Company agrees, by the third anniversary of the settlement, to make up the difference.

     The Company further agrees to make an installment payment under the Settlement Agreement to Contrin, in the amount of $1 million, $300,000 of which was paid to Contrin on November 5, 2003; $250,000 on or before February 16, 2004; and $450,000 on or before January 3, 2005. If foreclosure of the Cronos Charging Orders against the Amersham estate occurs before any of these installments is due, then the Company’s obligation to make any remaining scheduled installment(s) is excused. Payment of the installments reduces, dollar for dollar, the Company’s obligation to pay Contrin $3.5 million, and will count as a credit (i.e., a reduction) to Contrin’s entitlement to $4.85 million of net foreclosure proceeds from the sale of the Amersham estate.

     The Company agrees to make a further installment payment under the Settlement Agreement to Contrin in the event that, by April 4, 2005, the Company has not foreclosed the Cronos Charging Orders or any charging order obtained to enforce the Austrian Judgment against the Amersham Estate. In such event, the Company agrees to pay Contrin an additional $1 million, in equal installments of $250,000, on or before April 4, 2005, July 4, 2005, October 3, 2005, and January 4, 2006. If foreclosure of the Cronos Charging Orders or any charging order to enforce the Austrian Judgment against the Amersham estate occurs before any of these installments is due, then the Company’s obligation to make any remaining scheduled installment(s) is excused. Payment of the installments shall reduce, dollar for dollar, the Company’s obligation to pay Contrin $3.5 million, and will count as a credit to Contrin’s entitlement to $4.85 million of net foreclosure proceeds from the sale of the Amersham estate.

     Under the Settlement Agreement an escrow account will be established with an independent bank or trust company in London for deposit of the proceeds from foreclosure of the Amersham estate as a result of the enforcement of the Cronos Charging Orders and any charging order obtained to enforce the Austrian Judgment. The Company shall deposit to the escrow account the proceeds of any foreclosure of the Amersham estate in response to the Cronos Charging Orders, generally after subtracting (and, subject to its obligation to pay by the third anniversary of the settlement, $3.5 million, as described above, retaining) therefrom the amount of any installments made by the Company to Contrin as described in the preceding two paragraphs.

     By the terms of the Settlement Agreement, Contrin agrees to dismiss the three actions it has brought against the Company and releases the Company from all claims asserted by Contrin in the three actions. Other than for the express obligations undertaken by the Company under the Settlement Agreement, the Company denies all liability to Contrin by reason of the claims asserted by Contrin in the three actions, and the Settlement Agreement is explicit (in Section 9.5 thereof) that nothing in the Settlement Agreement is to be deemed an admission of, or evidence of, any wrongdoing or liability on the part of the Company.

     Valuation of the Amersham Estate. In connection with the foreclosure action brought by CEB and CNV against the Palatins and Klamath to foreclose the Cronos Charging Orders against the Amersham estate, described above, the Company secured an independent valuation of the Amersham estate. The firm that conducted the valuation was not able to conduct an on-site inspection of the Amersham estate and therefore based its valuation upon publicly-available information about the estate and publicly-available information on sales of comparable properties. The firm valued the Amersham estate within the range of £3 million to £4 million (at current exchange rates, the equivalent of approximately U.S. $5.1 million to U.S. $6.8 million). The land records of the county in which the Amersham estate is located do not disclose any mortgage or other indebtedness encumbering the Amersham estate.

     No assurance can be given that the Company will be successful in foreclosing the Cronos Charging Orders against the Amersham Estate, or that the sales price the Company would achieve from any such foreclosure would exceed (or equal) the valuation of the estate within the range of £3 million to £4 million.

     2002 Litigation Expenses. For the year ended December 31, 2002, the Company incurred an aggregate of approximately $600,000 in litigation-related expenses. As a result of the Contrin settlement, the Company anticipates realizing significant litigation-related cost savings.

     Accounting Treatment. At November 17, 2003, the maximum remaining amount of the estimated future cash payments under the terms of the Settlement Agreement, assuming that no proceeds are realized from the foreclosure and sale of the Amersham estate, is $3.2 million. In accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” the Company has calculated that the present value of the future cash payments, discounted using an appropriate risk-free interest rate, is equivalent to $3 million, which approximates the existing amount reserved by the Company against the Contrin claims. Interest will be charged to the Company’s income statement over the period for performance of the Settlement Agreement using the effective interest rate method.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits

10	Settlement Agreement by and among The Cronos Group, Cronos Containers N.V., Contrin Worldwide Container Leasing GmbH, Contrin Uebersee Transportgeraete Handelsgesellschaft m.b.h. & Co KG 1989, and Karadas GmbH, dated as of November 17, 2003

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CRONOS GROUP

By	/s/ Dennis J. Tietz

Dennis J. Tietz Chief Executive Officer

Date: November 26, 2003

EXHIBIT INDEX

Number	Exhibit

10	Settlement Agreement by and among The Cronos Group, Cronos Containers N.V., Contrin Worldwide Container Leasing GmbH, Contrin Uebersee Transportgeraete Handelsgesellschaft m.b.h. & Co KG 1989, and Karadas GmbH, dated as of November 17, 2003